Exhibit 97.1

THE GEO GROUP, INC.

CLAWBACK POLICY

(Effective October 2, 2023)

1. Introduction

1.1 Introduction. This document sets forth The GEO Group, Inc. Clawback Policy (the “Policy”), effective October 2, 2023. The Board of Directors (the “Board”) of The GEO Group, Inc. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to adopt the Policy to provide for the Company's recoupment of Erroneously Awarded Compensation for Covered Executives. This Policy is designed to comply with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”) and with Section 10D and Rule 10D-1 of the Exchange Act (“Rule 10D-1”). All capitalized terms not defined herein shall have the meanings set forth in Section 3.4 of this Policy.

2. Mandatory Recovery as Required by the SEC and the NYSE

2.1 Recovery of Erroneously Awarded Compensation due to an Accounting Restatement.

(a)
In the event of an Accounting Restatement, the Board will reasonably promptly recover the Erroneously Awarded Compensation in accordance with the NYSE Rules and Rule 10D-1 as follows:

(i)
Upon the occurrence of an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation and shall promptly deliver a written notice to each Covered Executive containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable. For the avoidance of doubt, recovery of Erroneously Awarded Compensation is on a “no fault” basis, meaning that it will occur regardless of whether the Covered Executive engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement.

A.
To determine the amount of any Erroneously Awarded Compensation for Incentive-based Compensation that is based on a Financial Reporting Measure other than stock price or TSR, after an Accounting Restatement:

1.
The Company shall recalculate the applicable Financial Reporting Measure and the amount of Incentive-based Compensation that would have been Received based on such Financial Reporting Measure; and

2.
The Company shall determine whether the Covered Executives Received a greater amount of Incentive-based Compensation than would have been Received applying the recalculated Financial Reporting Measure, based on: (i) the originally calculated Financial Reporting Measure, and (ii) taking into consideration any discretion that the Committee applied to reduce the amount originally received.

B.
To determine the amount of any Erroneously Awarded Compensation for Incentive-based Compensation that is based on stock price or TSR, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

1.
The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or TSR upon which the Incentive-based Compensation was Received; and

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2.
The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.

(ii)
The Committee shall have discretion to determine the appropriate means of recouping Erroneously Awarded Compensation hereunder based on the particular facts and circumstances which may include, without limitation:

A.
requiring reimbursement of cash Incentive-based Compensation previously paid;

B.
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

C.
offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

D.
canceling outstanding vested or unvested equity awards; and/or

E.
taking any other remedial and recovery action permitted by law, as determined by the Committee, in its sole discretion.

(iii)
Notwithstanding the foregoing in Section 2.1(a)(ii), except as set forth in Section 2.1(b) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.

(iv)
To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(b)
Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 2.1(a) above if the Committee determines that recovery would be impracticable and any of the following three conditions are met.

(i)
The Committee has determined that the direct expenses, such as reasonable legal expenses and consulting fees, paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. In order for the Committee to make this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide such documentation to the NYSE;

(ii)
Recoupment would violate home country law where that law was adopted prior to November 28, 2022; before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

(iii)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

2.2 Mandatory Disclosure. The Company shall file this Policy with the SEC and, in the event of an Accounting Restatement, will disclose information related to such Accounting Restatement in accordance with applicable law, including, for the avoidance of doubt, Rule 10D-1 and the NYSE Rules.

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2.3 Prohibition of Indemnification. The Company shall not be permitted to insure or indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy. While Covered Executives subject to this Policy may purchase insurance to cover their potential recovery obligations, the Company shall not be permitted to pay or reimburse the Covered Executive for premiums for such an insurance policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid, or awarded to a Covered Executive from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on, or after the Effective Date of this Policy), including, for the avoidance of doubt, any indemnification agreement entered into between the Company and any Covered Executive.

2.4 Other Recoupment Rights. This Policy shall be binding and enforceable against all Covered Executives and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators, or other legal representatives. The Administrator intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan, or any other agreement or arrangement with a Covered Executive shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation, or rule pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement, or other arrangement.

3. Miscellaneous and Definitions

3.1 Administration and Interpretation. This Policy shall be administered by the Committee or by the Board acting as the Committee (either of these, as applicable, the “Administrator”), which shall have authority to (i) exercise all of the powers granted to it under the Policy, (ii) construe, interpret, and implement this Policy, (iii) make all determinations necessary or advisable in administering this Policy and for the Company’s compliance with NYSE Rules, Section 10D and Rule 10D-1, and any other applicable law, regulation, rule, or interpretation of the SEC or NYSE Rules promulgated or issued in connection therewith, and (iv) amend this Policy, including to reflect changes in applicable law or stock exchange regulation. Any determinations made by the Administrator shall be final and binding on all affected individuals.

3.2 Amendment; Termination. The Administrator may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section 3.2 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, Rule 10D-1, or any NYSE Rules.

3.3 No Impairment of Other Remedies. This Policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company or limit any other remedies that the Company may have available to it and any other actions that the Company may take, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities.

3.4 Definitions. For purposes of this Policy, the following terms shall have the following meanings:

(a)
“Accounting Restatement” means an accounting restatement of any of the Company's financial statements filed with the SEC under the Exchange Act or the Securities Act due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that corrects an error that is not material to previously issued financial statements but would result in a

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material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little R” restatement).

(b)
“Adoption Date” means October 26, 2023.

(c)
“Board” means the Board of Directors of the Company.

(d)
“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by a Covered Executive (i) on or after the Effective Date, (ii) after beginning service as a Covered Executive, (iii) who served as a Covered Executive at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Covered Executive is serving at the time any Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period.

(e)
“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

(f)
“Code” means the Internal Revenue Code of 1986, as amended, and regulations thereunder.

(g)
“Committee” means the Compensation Committee of the Board of Directors of the Company, which is required to be composed entirely of independent directors.

(h)
“Covered Executive” means any current or former executive officer of the Company as determined by the Board in accordance with the definition of "executive officer" set forth in Rule 10D-1.

(i)
“Effective Date” means October 2, 2023.

(j)
“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid.

(k)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and TSR (and any measures that are derived wholly or in part from stock price or TSR) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(m)
“Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(n)
“NYSE” means the New York Stock Exchange.

(o)
“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained even if the payment or grant of the Incentive-based Compensation to the Covered Executive occurs after the

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end of that period. For the avoidance of doubt, Incentive-based Compensation shall only be treated as Received during one (and only one) fiscal year, even if such Incentive-based Compensation is deemed received in one fiscal year and actually received in a later fiscal year. For example, if an amount is deemed received in 2024, but actually received in 2025, such amount shall be treated as Received under this definition only in 2024.

(p)
“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or officers of the Company authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

(q)
“SEC” means the U.S. Securities and Exchange Commission.

(r)
“Securities Act” means the U.S. Securities Act of 1933, as amended.

(s)
“TSR” means total shareholder return.

***

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Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT OF CLAWBACK POLICY

By my signature below, I acknowledge and agree that:

•
I have received and read the attached Clawback Policy (this “Policy”).
•
I am a Covered Executive, subject to the terms of the Policy.
•
I hereby agree to abide by all of the terms of this Policy both during and after my employment with The GEO Group, Inc. (the “Company”), including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

By: _________________________

Name: _______________________

Date: ________________________

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